Exhibit h(3)

Transamerica Fund Advisors, Inc. P.O. Box 9012 Clearwater, Florida 33758-9012 727-299-1800
November 1, 2007
The Diversified Investors Funds Group II
570 Carillon Parkway
St. Petersburg, FL 33716
Ladies and Gentlemen:
     As you know, we and certain of our affiliates currently provide administrative, distribution, transfer agency and other services to the several series of The Diversified Investors Funds Group II (the “Trust”). We hereby agree with the Trust that for the shares of each series of the Trust listed on Schedule 1 to this letter, we will reimburse that series for all expenses (other than Excluded Expenses, as defined below) payable by that series described in the Trust’s Registration Statement on Form N-1A as filed with the Securities and Exchange Commission, as in effect from time to time, to the extent necessary so that the series’ aggregate expenses, net of waivers, would not exceed on a per annum basis the percentage of average daily net assets specified for that series on Schedule 1. Reimbursement of each series’ expenses will be made monthly.
     Excluded Expenses means (a) interest expense, (b) brokerage commissions, and (c) any and all extraordinary, non-recurring expenses, such as expenses of litigation, and (d) any and all expenses related to the organization of a particular series.
     The agreements in this letter shall take effect on the date hereof, and shall remain in effect as to each series on Schedule 1 until the earlier to occur of (i) the undersigned ceasing to serve as the investment adviser of the underlying master fund (or series thereof) in which that series invests, or (ii) the date specified opposite that series on Schedule 1.
     Please sign below to confirm your agreement with the terms of this letter.

Sincerely, TRANSAMERICA FUND ADVISORS, INC.
/s/ T. Gregory Reymann, II
By: T. Gregory Reymann, II
Title:	Senior Vice President

Agreed: THE DIVERSIFIED INVESTORS FUNDS GROUP II
/s/ Dennis P. Gallagher
By: Dennis P. Gallagher
Title:	Vice President, General Counsel and Secretary

Exhibit h(3)
Schedule 1

		Termination
Series	Expense Cap	Date
Diversified Institutional Money Market Fund	.50%	5/1/2017
Diversified Institutional High Quality Bond Fund	.65	5/1/2017
Diversified Institutional Inflation-Protected Securities Fund	.65	5/1/2017
Diversified Institutional Core Bond Fund	.65	5/1/2017
Diversified Institutional Total Return Bond Fund	.65	5/1/2017
Diversified Institutional High Yield Bond Fund	.85	5/1/2017
Diversified Institutional Balanced Fund	.75	5/1/2017
Diversified Institutional Value & Income Fund	.75	5/1/2017
Diversified Institutional Value Fund	.85	5/1/2017
Diversified Institutional Stock Index Fund	.30	5/1/2017
Diversified Institutional Growth & Income Fund	.90	5/1/2017
Diversified Institutional Equity Growth Fund	.90	5/1/2017
Diversified Institutional Aggressive Equity Fund	1.05	5/1/2017
Diversified Institutional Mid-Cap Value Fund	.90	5/1/2017
Diversified Institutional Mid-Cap Growth Fund	.95	5/1/2017
Diversified Institutional Small-Cap Value Fund	1.10	5/1/2017
Diversified Institutional Special Equity Fund	1.10	5/1/2017
Diversified Institutional Small-Cap Growth Fund	1.15	5/1/2017
Diversified Institutional International Equity Fund	1.15	5/1/2017